FIELDPOINT PETROLEUM REPORTS STATUS OF DRILLING PROGRAM IN LEA COUNTY, NEW MEXICO

AUSTIN, Texas October 14, 2013 /PRnewswire/ - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today that it has been informed by its drilling partner, Cimarex Energy Co. (XEC), that preparations have been completed to file the application to permit the drilling of a fourth well in the East Lusk Federal Section 15 of Lea County New Mexico.  Both companies are anxious for the Bureau of Land Management to re-open so this process can be completed.

FieldPoint’s Executive Chairman, Roger Bryant, stated, “We have been very pleased with the results of our three existing wells on this property, all drilled with Cimarex as our drilling partner.  We are hopeful that the government shut-down will end soon so that drilling can begin.  There is still time to drill this well before year end if the roadblocks are removed.

Mr. Bryant added, “I want to let our shareholders know that we greatly appreciate the trust and support you have shown to the board of directors and management, and also let you know that we keep that in mind as we evaluate and pursue multiple opportunities to grow your company.”

As with the existing three wells, FieldPoint will own a 43.75% working interest, Cimarex will own 37.5%, and other partners will own the remaining 18.75% working interest in well #4.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, COO/CFO (512)250-8692, or fppc@ix.netcom.com or Roger Bryant, Chairman, (214)-215-9130 (cell phone)